EXHIBIT 99

                  VIDEO UPDATE OBTAINS $60 MILLION CREDIT LINE
                       FROM BANK OF AMERICA LED SYNDICATE

                PROCEEDS TO FUEL INTERNAL GROWTH AND ACQUISITIONS

         ST. PAUL, MN, February 12, 1997 -- Video Update,  Inc. (Nasdaq National
Market: VUPDA, VUPDZ), an international video retail chain, today announced that a syndicate led by Bank of America Illinois has extended a $60 million revolving credit facility to the Company, effective February 12, 1997. This facility replaces a previous $10 million credit line extended solely by Bank of America Illinois. Loans under the facility will be used to finance acquisitions and to build new Video Update stores. The facility is secured by the Company's assets.

         Dan Potter, Chairman and Chief Executive Officer of Video Update, commented, "As a leader in the video rental industry, we will use this additional capital to support our continued swift and aggressive build-out and acquisition of video rental stores in North America. Likewise, we are glad to see our relationship with Bank of America expanding and appreciate the confidence that they and their syndicate partners share in Video Update's operations, strategy and promise for the future."

         Video Update, Inc. is an international video retail chain with 319 video stores in North America of which 290 are corporately-owned and 29 are franchised as of February 12, 1997. Video Update stores are located in seventeen states in the U.S. and in three provinces in Canada.

         Matters discussed in this news release contain forward-looking statements that involve risks and uncertainties. The Company's results may differ significantly from the results indicated by such forward-looking statements. During the terms of the above-described bank line of credit, and thereafter to the extent any amounts are outstanding under the line of credit, the Company is subject to various restrictive covenants, including limitations on further indebtedness and requirements of bank consent for certain significant acquisitions or business combinations. The Company will need to operate in accordance with these restrictions. These and similar risks are detailed from time to time in the Company's SEC reports, including Form 10-KSB, S-3 and 10-QSB for the quarter ended October 31, 1996.